News Release JLL Renews Credit Facility, Maintains Strong Financial Profile and Liquidity Credit facility capacity at $3.3 billion, maturity extended to 2028 CHICAGO, Nov. 3, 2023 – Jones Lang LaSalle Incorporated (NYSE: JLL) amended its bank credit facility to maintain the company’s operating flexibility and support its growth strategy. The borrowing capacity will be $3.3 billion and the new five-year term extends the maturity from April 2026 to November 2028. The facility will continue to include incentives linked to achieving certain sustainability goals. These measures include: 1) reducing greenhouse gas emissions consistent with JLL’s previously announced Science Based Targets and 2) ensuring JLL-occupied buildings over 10,000 square feet obtain sustainability certification by 2030. “We are pleased with the success of our latest refinancing and appreciate the continued support of our globally diversified relationship bank group,” said Karen Brennan, Chief Financial Officer of JLL. “The extension of the maturity profile of our credit facility provides significant liquidity and flexibility to support our ongoing strategic business operations. By continuing to embed sustainability goals, we further bolster our commitment to shaping the future of real estate for a better world.” BMO Capital Markets Corp. and BofA Securities, Inc. were Joint Lead Arrangers for this transaction. In addition, HSBC Securities (USA) Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC were Joint Bookrunners for this transaction. – ends – About JLL For over 200 years, JLL (NYSE: JLL), a leading global commercial real estate and investment management company, has helped clients buy, build, occupy, manage and invest in a variety of commercial, industrial, hotel, residential and retail properties. A Fortune 500® company with annual revenue of $20.9 billion and operations in over 80 countries around the world, our more than 105,000 employees bring the power of a global platform combined with local expertise. Driven by our purpose to shape the future of real estate for a better world, we help our clients, people and communities SEE A BRIGHTER WAYSM. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@am.jll.com Exhibit 99.1